Exhibit 99.1

CELGENE REPORTS THIRD QUARTER 2019

OPERATING AND FINANCIAL RESULTS

-     Strong total revenue of $4.5 billion, increased 16% Y/Y driven by volume

-     INREBIC® (fedratinib) granted FDA approval in myelofibrosis; EU MAA submission expected by year-end 2019

-     Expected Q4 regulatory updates include: Dec. 4, 2019 FDA PDUFA date for luspatercept in transfusion-dependent beta-thalassemia; BLA submission for liso-cel in R/R B-cell NHL on-track for Q4:19

-     Key data presentations at ASH, including data from the pivotal TRANSCEND™ NHL-001 trial with liso-cel in R/R large B-cell NHL

SUMMIT, NJ – (October 31, 2019) – Celgene Corporation (NASDAQ: CELG) reported third quarter 2019 total revenue of $4,520 million, a 16 percent increase compared to $3,892 million in the third quarter of 2018.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $1,691 million and diluted earnings per share (EPS) of $2.32 for the third quarter of 2019. For the third quarter of 2018, GAAP net income was $1,082 million and diluted EPS was $1.50.

Adjusted net income for the third quarter of 2019 increased 33 percent to $2,184 million compared to $1,645 million in the third quarter of 2018. For the same period, adjusted diluted EPS increased 31 percent to $2.99 from $2.29.

“Across functions and around the world, our teams delivered outstanding third quarter results,” said Mark J. Alles, Chairman and Chief Executive Officer of Celgene Corporation. “We are continuing to advance multiple high-potential medicines toward regulatory approvals and look forward to closing the Bristol-Myers Squibb transaction by the end of the year.”

Third Quarter 2019 Financial Highlights

Unless otherwise stated, all comparisons are for the third quarter of 2019 compared to the third quarter of 2018. The adjusted operating expense categories presented below exclude share-based employee compensation expense and collaboration-related upfront expense. Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•	REVLIMID® sales for the third quarter were $2,770 million, an increase of 13 percent year-over-year. U.S. sales were $1,902 million and international sales were $868 million, an increase of 14 percent and 11 percent year-over-year, respectively. REVLIMID® sales growth was driven primarily by the adoption of triplet therapy for myeloma resulting in increases in treatment duration and market share.

•	POMALYST®/IMNOVID® sales for the third quarter were $664 million, an increase of 29 percent year-over-year. U.S. sales were $469 million and international sales were $195 million, an increase of 31 percent and 25 percent year-over-year, respectively. POMALYST®/IMNOVID® sales growth was driven primarily by the adoption of triplet therapy for myeloma resulting in increases in treatment duration and market share.

•	OTEZLA® sales for the third quarter were $547 million, an increase of 27 percent year-over-year. U.S. sales were $445 million and international sales were $102 million, an increase of 28 percent and 21 percent year-over-year, respectively. OTEZLA® sales growth in the U.S. was driven by increase in demand, while international sales were driven by continued uptake in key markets.

•	ABRAXANE® sales for the third quarter were $318 million, an increase of 10 percent year-over-year. U.S. sales were $206 million and international sales were $112 million, an increase of 18 percent and a decrease of 2 percent year-over-year, respectively. ABRAXANE® sales growth was driven primarily by increased demand due to immuno-oncology (IO) combinations in non-small cell lung cancer (NSCLC) and triple-negative breast cancer (TNBC).

•	In the third quarter, all other product sales, which include INREBIC®, IDHIFA®, THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product primarily sold in the U.S., were $219 million compared to $208 million in the third quarter of 2018.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $1,167 million for the third quarter of 2019 compared to $1,081 million for the same period in 2018. Adjusted R&D expenses were $928 million for the third quarter of 2019 compared to $948 million for the third quarter of 2018. The decrease in adjusted R&D expense was driven by reductions in expenses related to certain collaboration arrangements and regulatory submission-related work on multiple programs. Additional R&D expenses (only included on a GAAP basis) increased in 2019, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Selling, General and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $781 million for the third quarter of 2019 compared to $746 million for the same period in 2018. Adjusted SG&A expenses were $700 million for the third quarter of 2019 compared to $642 million for the third quarter of 2018. The increase was driven primarily by increased pre-launch marketing-related expenses. Additional SG&A expense (only included on a GAAP basis) decreased in 2019, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Cash, Cash Equivalents, Marketable Debt Securities and Publicly-Traded Equity Securities

Operating cash flow was $2.2 billion in the third quarter of 2019, compared to $1.9 billion for the third quarter of 2018. Celgene ended the quarter with approximately $10.9 billion in cash, cash equivalents, marketable debt securities and publicly-traded equity securities.

Portfolio Updates

•	INREBIC® (fedratinib):

•	In August, Celgene announced that the U.S. Food and Drug Administration (FDA) approved INREBIC® (fedratinib) for the treatment of adult patients with intermediate-2 or high-risk primary or secondary (post-polycythemia vera or post-essential thrombocythemia) myelofibrosis

•	The Marketing Authorization Application (MAA) submission in the European Union is planned by year-end 2019

•	Luspatercept[1]:

•	The U.S. FDA accepted the Biologics License Application (BLA) for luspatercept for the treatment of anemia in adult patients with beta-thalassemia who require regular red blood cell (RBC) transfusions and set a Prescription Drug User Fee Act (PDUFA) date of December 4, 2019

•	The U.S. FDA accepted the BLA for luspatercept for the treatment of adult patients with very low to intermediate-risk myelodysplastic syndromes (MDS)-associated anemia who have ring sideroblasts and require regular RBC transfusions and set a PDUFA date of April 4, 2020

•	The MAA for luspatercept for the treatment of adult patients with beta-thalassemia and MDS has been accepted for review by the European Medicines Agency (EMA)

•	Liso-cel (JCAR017):

•	The BLA submission for liso-cel in patients with relapsed or refractory large B-cell lymphoma after at least 2 prior therapies is on-track for the fourth quarter of 2019

•	Ide-cel (bb2121)[2]:

•	An update from the pivotal KarMMa™ trial in patients with relapsed and/or refractory multiple myeloma (RRMM) is expected by year-end 2019. The BLA submission for ide-cel in 4L+ multiple myeloma is expected in the first half of 2020

•	The phase II KarMMa-2 and phase III KarMMa-3 trials in patients with 2L and 3L+ multiple myeloma, respectively, are continuing to enroll

•	Initiation of a newly diagnosed multiple myeloma (NDMM) trial is planned for the fourth quarter of 2019

•	CC-486:

•	In September, Celgene announced that the phase III QUAZAR® AML-001 trial evaluating CC-486 as maintenance therapy in patients with newly diagnosed acute myeloid leukemia (AML) who achieved first complete response (CR) or complete response with incomplete blood count recovery (CRi) with induction chemotherapy met the primary endpoint of prolonged overall survival (OS). Celgene plans regulatory submissions beginning in the first half of 2020. Data from QUAZAR® AML-001 will be presented at a future medical meeting

•	Ozanimod:

•	The U.S. FDA accepted the New Drug Application (NDA) for ozanimod for the treatment of patients with relapsing forms of multiple sclerosis (RMS) and set a PDUFA date of March 25, 2020

•	The EMA accepted the MAA for ozanimod for the treatment of patients with relapsing-remitting multiple sclerosis (RRMS). A regulatory decision is expected in the first half of 2020

•	Data from the phase III TRUE NORTH™ trial in patients with ulcerative colitis (UC) is expected in mid-2020

•	At the 61st ASH annual meeting in December, select anticipated data presentations include:

•	Data from the pivotal TRANSCEND™ NHL-001 trial evaluating liso-cel in patients with relapsed/refractory B-cell non-Hodgkin lymphoma (NHL), which includes diffuse large B-cell lymphoma (DLBCL);

•	Updated data, including minimal residual disease (MRD), from the ongoing phase I/II TRANSCEND CLL-004 trial evaluating liso-cel in a heavily pretreated patient population with high-risk chronic lymphocytic leukemia (CLL);

•	Initial results from the phase II PILOT trial evaluating liso-cel as second-line treatment in patients with transplant noneligible (TNE) relapsed and/or refractory NHL;

•	Data from the outpatient treatment of liso-cel in multiple ongoing clinical trials in patients with relapsed/refractory B-cell NHL;

•	Initial data from the phase II trial evaluating luspatercept in patients with myelofibrosis;

•	Updated data from the phase I trial evaluating bb21217 in patients with RRMM;

•	First clinical data from a phase I trial evaluating CC-93269, a T cell bispecific antibody targeting B-cell maturation antigen (BCMA) in patients with RRMM; and,

•	First clinical data from a phase I trial evaluating CELMoD® agent CC-90009 in patients with relapsed or refractory AML

1 In collaboration with Acceleron Pharma

2 In collaboration with bluebird bio

Transaction Update

•	In June, Bristol-Myers Squibb announced the planned divestiture of OTEZLA® (apremilast) in light of concerns raised by the U.S. Federal Trade Commission (“FTC”). In August, Celgene entered into an agreement with Amgen under which Amgen would acquire the OTEZLA® (apremilast) product line and related intellectual property, including any patents that primarily cover apremilast, and other specified assets and liabilities related to the OTEZLA® (apremilast) product line for $13.4 billion in cash (the “OTEZLA® Divestiture”), which represents an important step towards completion of the pending merger between Bristol-Myers Squibb and Celgene. The closing of the OTEZLA® Divestiture is contingent on Bristol-Myers Squibb and Celgene entering into a consent decree with the Federal Trade Commission (FTC) in connection with their pending merger, the closing of the pending merger between Bristol-Myers Squibb and Celgene, and the satisfaction of other customary closing conditions. The pending merger between Bristol-Myers Squibb and Celgene is expected to close by the end of 2019, subject to the FTC’s acceptance of a consent order and the satisfaction of customary closing conditions.

Third Quarter 2019 Earnings Information

Due to the pending transaction with Bristol-Myers Squibb, Celgene is not hosting a conference call in conjunction with its third-quarter 2019 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this press release to Celgene Investor Relations or Celgene Communications.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of adult patients with multiple myeloma. REVLIMID® as a single agent is also indicated as a maintenance therapy in adult patients with multiple myeloma following autologous hematopoietic stem cell transplant. REVLIMID® is indicated for patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib. REVLIMID® is approved in the U.S. in combination with a rituximab product for the treatment of adult patients with previously treated follicular lymphoma or marginal zone lymphoma. Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy. ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated, in combination with dexamethasone, for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis. OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy. OTEZLA® is indicated in the U.S. for the treatment of adult patients with oral ulcers associated with Behçet’s Disease.

About INREBIC®

In the U.S., INREBIC® (fedratinib) is indicated for the treatment of adult patients with intermediate-2 or high-risk primary or secondary (post-polycythemia vera or post-essential thrombocythemia) myelofibrosis.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission, including factors related to the proposed transaction between Bristol-Myers Squibb and Celgene, such as, but not limited to, the risks that: management’s time and attention is diverted on transaction related issues, including the planned divestiture of OTEZLA®; disruption from the proposed transaction makes it more difficult to maintain business, contractual and operational relationships; legal proceedings are instituted against Bristol-Myers Squibb, Celgene or the combined company; and Bristol-Myers Squibb, Celgene or the combined company is unable to retain key personnel.

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908-673-2275

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Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•	Adjusted research and development expense
•	Adjusted selling, general and administrative expense
•	Adjusted operating margin
•	Adjusted net income
•	Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition/Integration and Divestiture Related Costs: We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration and success payments. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal, recurring operating expenses, including severance costs which are not part of a formal restructuring program as well as integration preparation costs associated with our merger with Bristol-Myers Squibb.

Share-Based Compensation Expense: We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-Related Upfront Expenses: We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense: We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs: We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items: We exclude certain other significant items that may occur occasionally and are not normal, recurring cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: significant litigation-related loss contingency accruals and expenses to settle other disputed matters and, effective for fiscal year 2018, changes in the fair value of our equity securities upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

Estimated Tax Impact From Above Adjustments: We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments: We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, the impact of tax reform legislation commonly referred to as the Tax Cuts and Jobs Act (2017 Tax Act), and other similar items. We also exclude excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments recognized as income tax benefits or expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and nine-month periods ended September 30, 2019 and 2018, and for the projected amounts for the twelve-month period ending December 31, 2019.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net product sales	$4,518	$3,890	$12,941	$11,229
Other revenue	2	2	4	15
Total revenue	4,520	3,892	12,945	11,244

Cost of goods sold (excluding amortization of acquired intangible assets)	167	157	458	418
Research and development	1,167	1,081	3,483	4,535
Selling, general and administrative	781	746	2,347	2,400
Amortization of acquired intangible assets	109	127	327	341
Acquisition/integration related charges and restructuring, net	32	101	245	166
Total costs and expenses	2,256	2,212	6,860	7,860

Operating income	2,264	1,680	6,085	3,384

Interest and investment income, net	45	8	117	30
Interest (expense)	(190)	(193)	(574)	(551)
Other (expense) income, net	(202)	(117)	(76)	852
Income before income taxes	1,917	1,378	5,552	3,715

Income tax provision	226	296	745	742

Net income	$1,691	$1,082	$4,807	$2,973

Net income per common share:
Basic	$2.38	$1.54	$6.81	$4.12
Diluted	$2.32	$1.50	$6.63	$4.02

Weighted average shares:
Basic	709.4	702.0	706.2	722.0
Diluted	729.5	719.7	725.5	740.4

	September 30,	December 31,
	2019	2018
Balance sheet items:
Cash, cash equivalents, debt securities available-for-sale and equity investments with readily determinable fair values	$10,897	$6,042
Total assets	41,363	35,480
Long-term debt, including current portion	19,787	20,270
Total stockholders' equity	12,087	6,161

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Nine-Month Periods Ended
		September 30,		September 30,
		2019	2018	2019	2018
Net income - GAAP		$1,691	$1,082	$4,807	$2,973

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	7	9	32	27

Research and development:
Share-based compensation expense	(1)	88	125	326	481
Collaboration-related upfront expense	(2)	151	8	420	399
Research and development asset acquisition expense	(3)	-	-	-	1,125
Adjustment related to clinical trial and development activity wind-down costs	(4)	-	-	-	(60)

Selling, general and administrative:
Share-based compensation expense	(1)	81	104	300	415

Amortization of acquired intangible assets	(5)	109	127	327	341

Acquisition/integration related (gains) charges and restructuring, net:
Change in fair value of contingent consideration and success payments	(6)	(2)	97	(18)	74
Juno acquisition related charges	(7)	-	4	-	92
Bristol-Myers Squibb acquisition/integration related charges	(8)	34	-	263	-

Other (expense) income, net:
Change in fair value of equity investments	(9)	222	123	100	(830)

Income tax provision:
Estimated tax impact from above adjustments	(10)	(187)	(57)	(413)	(242)
Non-operating tax adjustments	(11)	(10)	23	(47)	7
Net income - Adjusted		$2,184	$1,645	$6,097	$4,802

Net income per common share - Adjusted
Basic		$3.08	$2.34	$8.63	$6.65
Diluted		$2.99	$2.29	$8.40	$6.49

Explanation of adjustments:

(1)	Exclude share-based compensation expense totaling $176 and $238 for the three-month periods ended September 30, 2019 and 2018, respectively. Exclude share-based compensation expense totaling $658 and $923 for the nine-month periods ended September 30, 2019 and 2018, respectively.
(2)	Exclude upfront payment expense for research and development collaboration arrangements.
(3)	Exclude research and development asset acquisition expenses.
(4)	Exclude adjustment of clinical trial and development activity wind-down costs associated with the discontinuance of GED-0301 clinical trials in Crohn's disease.
(5)	Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience, Inc. (Abraxis), Quanticel Pharmaceuticals, Inc. (Quanticel) and Juno Therapeutics, Inc. (Juno).
(6)	Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Celgene Avilomics Research, Inc., Quanticel and Juno (including success payments).
(7)	Exclude acquisition costs related to the Juno acquisition.
(8)	Exclude acquisition and integration preparation costs related to the pending Bristol-Myers Squibb merger.
(9)	Exclude changes in the fair value of equity investments upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

(10)	Exclude the estimated tax impact of the above adjustments.
(11)	Exclude other non-operating tax expense items. The adjustment for the three-month period ended September 30, 2019 is to exclude excess tax benefits recorded in the Income Tax Provision as per ASU 2016-09 (Compensation-Stock Compensation) of $10. The adjustments for the nine-month period ended September 30, 2019 are to exclude excess tax benefits recorded in the Income Tax Provision per ASU 2016-09 (Compensation-Stock Compensation) of $37 and a tax benefit related to our equity investments of $10.

The adjustments for the three-month period ended September 30, 2018 are to exclude the excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $6, adjustments to the provisional amounts recorded for the one-time 2017 U.S. Transition Tax of $36 and to exclude other adjustments totaling tax benefit of $7. The adjustments for the nine-month period ended September 30, 2018 are to exclude the excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $22, adjustments to the provisional amounts recorded for the one-time 2017 U.S. Transition Tax of $36 and to exclude other adjustments totaling tax benefit of $7.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2019 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High
Projected net income - GAAP	(1)	$6,126	$6,641

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		42	36

Research and development:
Share-based compensation expense		401	346
Collaboration-related upfront expense		457	457

Selling, general and administrative:
Share-based compensation expense		370	319

Amortization of acquired intangible assets		459	424

Acquisition/integration related charges and restructuring, net:
Change in fair value of contingent consideration and success payments		22	(22)
Bristol-Myers Squibb acquisition/integration related charges		266	266

Other (expense) income, net:
Change in fair value of equity investments		(30)	(30)

Income tax provision:
Estimated tax impact from above adjustments		(291)	(469)
Non-operating tax adjustments		(47)	(47)
Projected net income - Adjusted		$7,775	$7,921

Projected net income per diluted common share - GAAP		$8.39	$9.10

Projected net income per diluted common share - Adjusted		$10.65	$10.85

Projected weighted average diluted shares		730.0	730.0

(1)	Our projected 2019 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, asset impairments, litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis, changes in the fair value of equity investments upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) or non-operating tax adjustments that may occur after the day prior to the date of this press release. In addition, our projected 2019 financial measures do not include the effect of costs associated with the Bristol-Myers Squibb and Celgene transaction that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended September 30,		% Change
	2019	2018	Reported	Operational(1)	Currency(2)
REVLIMID®
U.S.	$1,902	$1,667	14.1%	14.1%	0.0%
International	868	782	11.0%	13.3%	(2.3)%
Worldwide	2,770	2,449	13.1%	13.8%	(0.7)%

POMALYST®/IMNOVID®
U.S.	469	357	31.4%	31.4%	0.0%
International	195	156	25.0%	27.5%	(2.5)%
Worldwide	664	513	29.4%	30.1%	(0.7)%

OTEZLA®
U.S.	445	348	27.9%	27.9%	0.0%
International	102	84	21.4%	23.4%	(2.0)%
Worldwide	547	432	26.6%	27.0%	(0.4)%

ABRAXANE®
U.S.	206	174	18.4%	18.4%	0.0%
International	112	114	(1.8)%	(0.9)%	(0.9)%
Worldwide	318	288	10.4%	10.8%	(0.4)%

IDHIFA®
U.S.	24	18	33.3%	33.3%	0.0%
International	3	1	200.0%	209.8%	(9.8)%
Worldwide	27	19	42.1%	42.7%	(0.6)%

VIDAZA®
U.S.	2	2	0.0%	0.0%	0.0%
International	146	137	6.6%	9.4%	(2.8)%
Worldwide	148	139	6.5%	9.2%	(2.7)%

azacitidine for injection
U.S.	5	6	(16.7)%	(16.7)%	0.0%
International	-	1	(100.0)%	(99.5)%	(0.5)%
Worldwide	5	7	(28.6)%	(28.5)%	(0.1)%

THALOMID®
U.S.	15	19	(21.1)%	(21.1)%	0.0%
International	8	11	(27.3)%	(23.8)%	(3.5)%
Worldwide	23	30	(23.3)%	(22.1)%	(1.2)%

ISTODAX®
U.S.	9	9	0.0%	0.0%	0.0%
International	5	4	25.0%	24.9%	0.1%
Worldwide	14	13	7.7%	7.7%	0.0%

INREBIC®
U.S.	2	-	N/A	N/A	N/A
International	-	-	N/A	N/A	N/A
Worldwide	2	-	N/A	N/A	N/A

All Other
U.S.	-	-	N/A	N/A	N/A
International	-	-	N/A	N/A	N/A
Worldwide	-	-	N/A	N/A	N/A

Total Net Product Sales
U.S.	3,079	2,600	18.4%	18.4%	0.0%
International	1,439	1,290	11.6%	13.8%	(2.2)%
Worldwide	$4,518	$3,890	16.1%	16.8%	(0.7)%

(1)	Operational includes the impact from both fluctuations in volume and net selling price changes.

(2)	Currency includes the impact from both fluctuations in foreign exchange rates and hedging activities.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Nine-Month Periods
	Ended September 30,		% Change
	2019	2018	Reported	Operational(1)	Currency(2)
REVLIMID®
U.S.	$5,398	$4,740	13.9%	13.9%	0.0%
International	2,681	2,396	11.9%	15.4%	(3.5)%
Worldwide	8,079	7,136	13.2%	14.4%	(1.2)%

POMALYST®/IMNOVID®
U.S.	1,306	998	30.9%	30.9%	0.0%
International	534	475	12.4%	15.4%	(3.0)%
Worldwide	1,840	1,473	24.9%	25.9%	(1.0)%

OTEZLA®
U.S.	1,145	915	25.1%	25.1%	0.0%
International	284	245	15.9%	18.0%	(2.1)%
Worldwide	1,429	1,160	23.2%	23.6%	(0.4)%

ABRAXANE®
U.S.	609	485	25.6%	25.6%	0.0%
International	311	308	1.0%	3.4%	(2.4)%
Worldwide	920	793	16.0%	16.9%	(0.9)%

IDHIFA®
U.S.	68	48	41.7%	41.7%	0.0%
International	9	2	350.0%	368.0%	(18.0)%
Worldwide	77	50	54.0%	54.9%	(0.9)%

VIDAZA®
U.S.	7	7	0.0%	0.0%	0.0%
International	456	451	1.1%	4.1%	(3.0)%
Worldwide	463	458	1.1%	4.0%	(2.9)%

azacitidine for injection
U.S.	16	17	(5.9)%	(5.9)%	0.0%
International	4	2	100.0%	100.7%	(0.7)%
Worldwide	20	19	5.3%	5.4%	(0.1)%

THALOMID®
U.S.	46	55	(16.4)%	(16.4)%	0.0%
International	25	34	(26.5)%	(23.1)%	(3.4)%
Worldwide	71	89	(20.2)%	(18.9)%	(1.3)%

ISTODAX®
U.S.	23	39	(41.0)%	(41.0)%	0.0%
International	14	10	40.0%	41.0%	(1.0)%
Worldwide	37	49	(24.5)%	(24.3)%	(0.2)%

INREBIC®
U.S.	2	-	N/A	N/A	N/A
International	-	-	N/A	N/A	N/A
Worldwide	2	-	N/A	N/A	N/A

All Other
U.S.	-	-	N/A	N/A	N/A
International	3	2	N/A	N/A	N/A
Worldwide	3	2	N/A	N/A	N/A

Total Net Product Sales
U.S.	8,620	7,304	18.0%	18.0%	0.0%
International	4,321	3,925	10.1%	13.3%	(3.2)%
Worldwide	$12,941	$11,229	15.2%	16.3%	(1.1)%

(1)	Operational includes the impact from both fluctuations in volume and net selling price changes.

(2)	Currency includes the impact from both fluctuations in foreign exchange rates and hedging activities.